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                              APPROVED BY:    Peter J. Solomon
                                              Chairman of the Board

                                              Lawrence C. Day

                                  CONTACT:    Jack Gallagher
                                              Chief Executive Officer
                                              Catherine D'Amico
                                              Chief Financial Officer
                                              (716) 647-6400
FOR IMMEDIATE RELEASE
---------------------
                                              Investor Relations:
                                              June Filingeri/Jonathan Schaffer
                                              Media Contact:  Stan Froelich
                                              Morgen-Walke Associates
                                              (212) 850-5600


                  MONRO MUFFLER BRAKE ANNOUNCES CEO RESIGNATION
             --RETIRED CEO GALLAGHER ASSUMES POST ON INTERIM BASIS--


         ROCHESTER, N.Y., February 17, 1998--Monro Muffler Brake, Inc. (NASDAQ:
MNRO) today announced that Lawrence C. Day, President and Chief Executive Officer, has resigned to accept a position with another company.

         Jack Gallagher, Board Member and former CEO, will replace Mr. Day effective immediately and will continue in that capacity until a search for a successor is completed.

         Peter J. Solomon, Chairman of the Board, commented: "The Board of Directors thanks Mr. Day for his many contributions to the Company over the past five years. Under Larry's leadership, much has been accomplished and we wish him every success in his future endeavors."

         Mr. Solomon continued: "We are realizing improving performance resulting from our new strategic initiatives. The Board of Directors is extremely confident that the management team assembled by Mr. Gallagher and Mr. Day will continue to implement and execute those strategies necessary to position Monro Muffler Brake as the leading chain of automotive service stores in terms of customer service, growth, profitability and innovation."

         Mr. Day commented: "My 5-year association with Monro has been most rewarding. Monro today is an outstanding organization. I leave with satisfaction and pride."

         Monro Muffler Brake operates a chain of stores providing automotive undercar repair services in the United States. The Company currently operates 341 stores in New York, Pennsylvania, Ohio, Connecticut, Massachusetts, West Virginia, Virginia, Maryland, Vermont, New Hampshire, New Jersey, North Carolina, South Carolina and Indiana. Monro's stores provide a full range of services for mufflers and exhaust systems, brake systems, steering and suspension systems and many vehicle maintenance services.


Certain statements made above may be forward-looking and are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve uncertainties which may cause the Company's actual results in future periods to differ materially from those expressed. These uncertainties include, but are not necessarily limited to, uncertainties affecting retail generally (such as consumer confidence and demand for auto repair); risks relating to leverage and debt service (including sensitivity to fluctuations in interest rates); dependence on, and competition within, the primary markets in which the Company's stores are located; the need for, and costs associated with, store renovations and other capital expenditures; and the risks described from time to time in the Company's SEC reports which includes the report on Form 10K for the fiscal year ended March 31, 1997.

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